Exhibit 10.52

August 9, 2019

Trisara Ventures, LLC

c/o Adam Pliska

546 Fullerton Avenue

Newport Beach, CA 92663

Re:	SPAC Introduction Agreement dated August 22, 2018, as amended on December 19, 2018 (the “Amendment” and together with the original agreement, the “Agreement”), by and among Practicans, LLC, Trisara Ventures, LLC (“Trisara”), and Allied eSports, LLC (together with any and all related entities, including but not limited to WPT Enterprises, Inc., collectively, the “Company”).

The purpose of this letter (the “Letter”) is to amend and replace the terms of the Agreement since, as a result of multiple changes to the consideration issued pursuant to the terms of the Merger (as defined in Section A of the Amendment), Trisara will receive substantially more equity in BRAC (as defined below) than originally contemplated under the Agreement.

1.               Satisfaction of Equity Obligations. Trisara acknowledges and agrees that all consideration payable to Trisara under the Agreement shall be paid to Adam Pliska, Trisara’s sole member and an executive of the Company (“Executive,” and together with Trisara, the “Payees”), upon the terms and conditions set forth in this Letter. Payees hereby acknowledge and agree that upon the issuance of 290,069 restricted shares of Common Stock (the “Finder Shares”) of Black Ridge Acquisition Corp., a Delaware corporation (“BRAC”) to Executive, the obligations of the Company and Ourgame International Holdings Ltd., a Cayman Islands corporation, as the ultimate parent company of the Company and all related entities (“Ourgame”), owed to the Payees with respect to the 2.5% of the equity of AESE (as defined in the Agreement) issuable to Payee on the closing date of the Merger (the “Closing Date”) as described in Section A of the Amendment, shall be deemed fully satisfied, which payment is amended pursuant to the terms of this Letter as further set forth below.

2.               Satisfaction of Cash Payment Participation Obligations. The Payees acknowledge and agree that upon (i) the issuance of 98,634 restricted shares of Common Stock (the “Closing Shares” and together with the Finder Shares, the “Shares”) of BRAC to Executive, and (ii) receipt of a payment by check or wire transfer of 2.5% of whatever net cash Ourgame actually receives on the Closing Date (currently expected to be $50,000), with each to occur on the Closing Date, the obligations of the Company and Ourgame owed to the Payees with respect to the Payee’s portion of the Cash Payment Participation (as defined in the Amendment) shall be deemed fully satisfied.

3.               Share Restrictions. Effective on the Closing Date, Payees agree that, at all times prior to the Finder Shares Vesting Date or the Closing Shares Vesting Date, as applicable (each as defined in Section 4 below):

a.                Executive shall not sell, transfer, pledge, hypothecate or otherwise encumber the Finder Shares or Closing Shares, as applicable; and

b.               Subject to the provisions of Section 4(b) below, if Executive does not continue to perform services to the Company or any affiliate of the Company, either as an employee, director or consultant, that are substantial enough to prevent a lapse of substantial risk of forfeiture from occurring under Section 83 of the Internal Revenue Code of 1986, as amended, prior to the Finder Shares Vesting Date or Closing Shares Vesting Date, as applicable, then Executive shall, for no consideration, forfeit and transfer to BRAC all of the Finder Shares or Closing Shares, as applicable.

c.                WPT Enterprises, Inc. or its designee (“WPT”) shall hold the Shares in trust for the account of Executive, subject to Sections 5 and 7 below.

4.               Lapse of Restrictions. The restrictions with respect to the Shares shall lapse in their entirety upon the occurrence of the earliest of the following events, as applicable:

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a.                Solely with respect to the Finder Shares, the one-year anniversary of the Closing Date (the “Finder Shares Vesting Date”);

b.               Solely with respect to the Closing Shares, such Closing Shares are registered for resale by BRAC pursuant to a Registration Statement under the Securities Act of 1933, as amended, that has been declared effective by the U.S. Securities Exchange Commission (the “Closing Shares Vesting Date” and together with the Finder Shares Vesting Date, the “Vesting Dates”);

c.                Executive’s employment, director or consulting services are reduced below the level of minimum services required by Section 3.b above by the Company for any reason other than fraud, embezzlement or a similar serious offense involving the Company or any of its affiliates;

d.               Except with respect to the Merger, a merger or consolidation of BRAC with or into another corporation or entity in which the stockholders of BRAC as of immediately prior to the transaction own less than a majority of the outstanding stock of the surviving entity, or a sale or other disposition of all or substantially all of BRAC’s assets (including a plan of liquidation), or (ii) that a majority of the members of BRAC’s Board of Directors is replaced by directors not nominated and approved by BRAC’s Board of Directors;

e.                The death of Executive; or

f.                Executive’s incapacity due to physical or mental illness or injury, if Executive has been unable, due to such physical or mental illness or incapacity, to perform the essential duties of his services with reasonable accommodation for a continuous period of ninety (90) days or an aggregate period of one hundred eighty (180) days in any rolling three hundred sixty-five (365) day period; provided that such physical or mental illness or injury qualifies as a disability under Treasury Regulation Sec. 1.409A-3(i)(1)(ii).

Notwithstanding anything else in this Letter to the contrary, the restrictions upon the Shares shall lapse in their entirety on the applicable Vesting Date. Upon request of Executive at any time after the applicable Vesting Date, BRAC shall remove any restrictive notations placed on the books of BRAC and the applicable stock certificate(s) in connection with such restrictions.

5.               Tax Withholding Payment. Executive hereby appoints WPT as its designee and attorney-in-fact, to sell on behalf of Executive, in its sole and absolute discretion, effective upon the applicable Vesting Date, a number of Shares having a purchase price equal to the Tax Withholding Payment. The “Tax Withholding Payment” shall be equal to, in the case of the Finder Shares, the product of (a) the number of Finder Shares, times (b) the volume weighted average price (VWAP) of the Black Ridge common stock for the prior 30-day period ending on the trading day immediately prior to the Finder Shares Vesting Date, as reported on the applicable public exchange (the “Finder Shares FMV”), times (c) the maximum statutory tax rate in effect in the jurisdiction in which Executive resides. In the case of the Closing Shares, the Tax Withholding Payment shall be equal to the product of (x) the number of Closing Shares, times (y) the closing price of the BRAC common stock on the trading day immediately prior to the Closing Shares Vesting Date, as reported on the applicable public exchange (together with the Finder Shares FMV, collectively, the “FMV”), times (z) the maximum statutory tax rate in effect in the jurisdiction in which Executive resides. Executive hereby directs WPT to pay the purchase price for the Shares as follows: (1) retain an amount equal to the amount for which WPT (or its affiliates) is permitted to withhold under applicable law, and (2) pay any other amounts directly to Executive. WPT (or its affiliates) shall pay such withholding amount to the applicable taxing authorities, on the applicable Vesting Date, on behalf of Executive.

6.               Withholding of Tax. Subject to Section 5 above, to the extent that the receipt of the Shares or the lapse of any restrictions thereon results in a payment of wages to Executive for federal or state income tax purposes, Executive shall deliver to WPT at the time of such receipt or lapse, as the case may be, such amount of money as WPT (or its affiliates) may require to meet its withholding obligation under applicable tax laws or regulations, and, if Executive fails to do so, WPT (or its affiliates) is authorized, subject to applicable law, to withhold from any cash or stock remuneration then or thereafter payable to Executive any tax required to be withheld by reason of such resulting compensation income; provided, however, that unless payment in full of such amount is received by WPT (or its affiliates) on or prior to the date on which the amount of tax to be withheld shall be determined (“Tax Amount Determination Date”), Executive shall be deemed to have irrevocably elected to satisfy such payment obligation by electing to have WPT (or its affiliate) withhold from the distribution of Shares upon the lapse of restrictions thereon such number of Shares having a value up to the maximum statutory tax rate in effect in the jurisdiction in which Executive resides. The value of the Shares to be withheld shall be based on the applicable FMV per Share on the Tax Amount Determination Date.

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7.               Release of Shares From WPT Trust. Upon a Vesting Date, to the extent any Shares are not sold by WPT pursuant to Section 5 above, WPT shall release the Shares from its trust and transfer the Shares to Executive pursuant to the instructions of the Executive, subject to compliance with applicable law and the instructions of BRAC’s transfer agent and counsel.

8.               Continuation of Employment. Nothing contained in this Letter shall be deemed to grant Executive any right to continue in the employ of the Company or its affiliates for any period of time or to any right to continue his or her present or any other rate of compensation, nor shall this Amendment be construed as giving Executive, Executive’s beneficiaries or any other person any equity (other than the Shares) or interests of any kind in the assets of the Company or creating a trust of any kind or a fiduciary relationship of any kind between the Company and any such person.

9.               Conditions Precedent; Continuing Effect of Agreement. The closing of the SPAC Transaction is a condition precedent to the effectiveness of this Letter and amendment of the Agreement as described herein. Unless and until the SPAC Transaction has closed and this Letter has been fully executed by all of the parties hereto, the terms of the Agreement, as amended, shall remain in full force and effect.

Signature Page Follows

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OURGAME INTERNATIONAL HOLDINGS LTD.

_/s/ Kwok Leung Frank NG__________
Kwok Leung Frank NG, Co-CEO

TRISARA VENTURES, LLC

/s/ Adam Pliska

Adam Pliska, Member

EXECUTIVE

/s/ Adam Pliska

Adam Pliska

Signature Page to Trisara/Pliska Letter Agreement

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